Exhibit 10.44

October 22, 2020

Mark Eisner, M.D., M.P.H.

[PRIVATE ADDRESS]

Dear Mark,

FibroGen, Inc. is pleased to offer you the position of Chief Medical Officer reporting to me.  The effective date of your employment ("Effective Date") will be set, as mutually agreed upon in advance with FibroGen, Inc. (“FibroGen”) and confirmed with Human Resources.

This offer of employment is made contingent upon successful completion of FibroGen’s background check or upon completion of all required documentation that will be made available to you on the Effective Date. This includes verification of the information provided online and your employment application. If necessary, you will be contacted to resolve any discrepancies in the verification of information. Your employment hire date will be determined after the completion of the background check process and your signed acceptance of this offer.

The terms of this offer of employment are as follows:

1.

Compensation. FibroGen will pay you a starting annual salary of $600,000, payable in semi-monthly installments on our regular paydays in accordance with FibroGen's standard payroll policies. Your salary will begin as of the Effective Date.  The position is classified as exempt and therefore not eligible for overtime pay. The first and last payment by FibroGen to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

2.

Signing Bonus. FibroGen will pay you a sign-on bonus in the amount of $1,500,000 (subject to applicable payroll taxes and withholdings) to be payable, contingent up on your continued employment with the Company, in three installments as follows:

a.	$500,000 on the first payroll date following the Effective Date of your employment
b.	$500,000 on March15, 2021
c.	$500,000 on August 2, 2021

3.

Stock Options and Restricted Stock Units.  You will be granted the following equity incentive grant(s) pursuant to the terms and conditions of the Equity Plan effective on the date of acceptance of this letter (the “Equity Plan”), as may be amended or modified from time to time:

•	a stock option to purchase 80,000 shares of FibroGen's Common Stock with an exercise price set at the fair market value on the date of grant (“Stock Options”); and
•	a grant of 35,000 restricted stock units relating to shares of FibroGen’s Common Stock (“RSUs”).

The actual number of shares subject to the grant hereunder may be adjusted, if required, for events such as stock splits, stock dividends, etc. pursuant to the Equity Plan.  The Stock Options and RSUs will vest according to the schedule set forth in the Equity Plan.

4.

Bonus Plan. You  will be eligible to participate in FibroGen’s Incentive Compensation Plan (the “Bonus Plan”)  adopted by FibroGen for its employees on such terms as FibroGen's Board of Directors (the "Board") may determine in its discretion.

The target bonus for your level will be 50%.  Under the terms of the Plan, both corporate and individual performance is assessed annually and subject to final approval by the Company’s Board of Directors.  Employees hired during the course of a year will have a pro-rated bonus provided they commence their employment on or before September 30th of a calendar year. To remain eligible, employees must maintain satisfactory performance and be in an active status on the day of payment.  Payments are expected to occur no later than the 15th of March in the year following the performance cycle.

5.

Change in Control and Severance Agreement.  You will be eligible to enter into the form of Company’s Change in Control and Severance Agreement approved by the Board that provides for certain severance benefits upon a termination following a Change in Control (as defined therein) and upon certain other terminations.

6.

Benefits. During the term of your employment, you will be eligible to participate in FibroGen’s benefits program, which may include FibroGen's standard vacation benefits and other employee benefits such as medical, vision and dental health insurance, covering employees and officers. These benefits may be modified or subject to change from time to time. A copy of FibroGen's current benefits summary has been provided to you.

7.

Employment Eligibility. You will also be required to sign the Employment Eligibility Verification (Form I-9).  (You will need to complete and return Section One of Form I-9 along with your signed offer letter). On your first day of employment, please bring the necessary original documents that establish your identity and employment eligibility to work in the United States. Acceptable documents are listed on the reverse side of Form I-9. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

8.

Proprietary Information. You will abide by FibroGen’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers.  Moreover, because FibroGen’s proprietary information is extremely important, this offer of employment is expressly subject to your execution of the enclosed Confidential Information, Secrecy and Invention Agreement for Employees.

9.

At Will Employment.  You should be aware that your employment with FibroGen is for no specified period and constitutes "at-will" employment.  As a result, both FibroGen and you are free to terminate the employment relationship at any time, for any reason or for no reason, and with or without advance notice. The changing needs of FibroGen could also result in changes to certain aspects of your employment, such as compensation, responsibilities, location, etc. These provisions expressly supersede any previous representations, oral or written. Your at-will employment cannot be modified or amended except by written agreement signed by both you and the Chief Executive Officer of FibroGen.

10.

Arbitration.  Any dispute or claim, including all contract, tort, discrimination, and statutory claims, arising under or relating to your employment or termination of your employment with FibroGen (“Arbitrable Claim(s)”) shall be resolved by arbitration.  “Arbitrable Claims” shall not include: (1) claims under applicable workers’ compensation law, (2) unemployment insurance claims, and (3) any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets.  You and FibroGen hereby waive any rights each may have to a jury trial in regard to Arbitrable Claims.  Arbitration for Arbitrable Claims will be conducted by the American Arbitration Association (“AAA”) in San Francisco (or other mutually agreed upon city) under the Employment Arbitration Rules and Mediation Procedures (“AAA Rules”). The AAA Rules are available at https://www.adr.org/sites/default/files/EmploymentRules_Web_0.pdf, or can be obtained by contacting the FibroGen Human Resources department or by calling AAA at 800-778-7879.  FibroGen will pay the fees and costs of the arbitrator.  The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted.  The arbitrator shall also have exclusive authority to rule on his or her own jurisdiction, including any objections with respect to the existence, scope, enforceability or validity of the arbitration agreement. Such arbitration shall be final and binding on the parties and shall be the exclusive remedy for Arbitrable Claims.

Unless otherwise notified by FibroGen, this offer of employment is effective for five business days from the date of this letter.  However, if you have any questions regarding the above provisions including the arbitration provision, please do not hesitate to contact us.

In the event of conflict between the terms contained in this offer letter and any other document, the terms of this offer letter (including any amendment to this letter) shall control.  FibroGen reserves the right to amend the terms contained in this offer letter from time to time.

We look forward to your joining our team at FibroGen.

Sincerely,

/s/ Enrique Conterno
Enrique Conterno
Chief Executive Officer

ACCEPTED AND AGREED TO this

24	Day of	October	, 2020

/s/ Mark Eisner
Mark Eisner, M.D., M.P.H.

December 1, 2020
Intended Start Date

Enclosures:Benefits Overview